UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2011

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue
P.O. Box 58039
Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As Applied Materials, Inc. (“Applied” or the “Company”) disclosed in its quarterly report on Form 10-Q filed on August 26, 2011, it previously had requested a refund of a portion of the U.S. federal income tax paid in fiscal years 2006 and 2007. Following an audit, the Internal Revenue Service (“IRS”) recommended that Applied receive a cash refund in the amount of approximately $240 million plus interest, which recommendation was subject to approval by the Joint Committee on Taxation of the U.S. Congress.

On August 29, 2011, Applied received notice from the IRS that the Joint Committee on Taxation had completed its review and had taken no exception to the conclusions of the IRS. Accordingly, Applied expects to receive a cash refund from the IRS in the amount of $277 million (including interest) during its fourth quarter of fiscal 2011 that ends on October 30, 2011. Applied expects to recognize a tax benefit of $177 million, or approximately $0.13 per diluted share, from this cash refund in its consolidated statement of operations for the fourth quarter of fiscal 2011, which is net of previously-recognized tax benefits.

Safe Harbor Statement

This report contains forward-looking statements, including those relating to expected receipt of a cash refund of $277 million and the tax effect. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including, without limitation, (i) risks related to the amount and timing of the cash refund and associated tax benefit; and (ii) other risks described in Applied’s SEC filings, including its most recent Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date of this report, and Applied undertakes no obligation to update any such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)
Dated: September 8, 2011
	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney Senior Vice President General Counsel and Corporate Secretary